EXHIBIT 99.K

CREDITOR AND DEBTORS AGREEMENT

This Creditor and Debtors Agreement (the “Agreement”) is made as of July 31, 2013 (the “Effective Date”) by and among Granite Falls Energy, LLC, a Minnesota limited liability company(“GFE”); Project Viking, L.L.C., a Minnesota limited liability company (“Viking”), Roland “Ron” J. Fagen (“Mr. Fagen”) and Granite Falls Bank (“Lender”).

RECITALS

WHEREAS, GFE has assumed all of Viking’s and Mr. Fagen’s obligations under that certain promissory note numbered 28407 in the original principal amount of $5,000,000 dated July 23, 2013 in favor of Lender (the “Note”) as of the Effective Date and Lender has consented thereto as of the Effective Date;

WHEREAS, notwithstanding the foregoing, Lender has required that each of Viking and Mr. Fagen remain secondarily liable to Lender for GFE’s obligations under the Note if there is an Event of Default (as such term is defined in the Note) by GFE under the Note,

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Lender’s Agreement Regarding Collection.  Lender shall only be entitled to seek payment of any amounts from Viking or Mr. Fagen due to Lender from GFE under the Note until and unless there is an Event of Default.  Lender shall immediately notify GFE and Mr. Fagen in writing of any Event of Default.  If such Event of Default shall remain uncured for more than five business days, then Lender shall be entitled to seek payment of any amounts due to Lender from GFE under the Note from Viking.  If Lender is unable to collect such amounts from Viking within 30 days, then Lender shall be entitled to seek payment of any amounts due to Lender from Mr. Fagen.  Each of Viking and Mr. Fagen agree to liable to Lender in such amounts in such event.

2.                                      GFE Grant of Security Interest.  GFE hereby grants to Lender a security interest in all of GFE’s assets that would be collateral under Article 9 of the Uniform Commercial Code (“Collateral”); provided, however, that GFE’s membership interest in Viking (a wholly-owned subsidiary of GFE) shall not be Collateral.  GFE also agrees to execute documents in the future as requested by Lender to perfect its security interest in the Collateral.

3.                                      Entire Agreement.  This Agreement supplements the Note and that certain Commercial Security Agreement dated July 23, 2013 among Viking, Mr. Fagen and Lender (the “Security Agreement”); provided, however, that if any provision of the Note or the Security Agreement conflicts with this Agreement, the terms of this Agreement shall prevail and govern in all respects.

4.                                      Law Governing.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

5.                                      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto without the prior written consent of all other parties.

6.                                      Counterparts, Separate Signature Pages.  This Agreement may be executed in any number of counterparts, or using separate signature pages, Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all-such counterparts together shall constitute one and the same instrument A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.                                      Severability.  In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GRANITE FALLS ENERGY, LLC

By	/s/ Paul Enstad
Its	Chairman

PROJECT VIKING, L.L.C.

By	/s/ Roland J. Fagen
Its	President & Managing Member

/s/ Roland J. Fagen
Roland “Ron” J. Fagen

GRANITE FALLS BANK

By	/s/ John C. Virnig
Its	President